EXHIBIT 23.1
CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
      We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-238882, 333-215405,333-184912, 333-74478 and 333-120423) and Form S-8 (File Nos. 333-256329, 333-212702, 333-197374, 333-178830, 333-73426, 333-143951 and 333-225153) of DLH Holdings Corp. of our report dated December 5, 2022, relating to the consolidated financial statements and the effectiveness of DLH Holdings Corp.’s internal control over financial reporting, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC
East Brunswick, New Jersey
December 5, 2022

{N0297583 }